Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [****],
HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE
COMPETITIVE HARM TO THE REGISTRANT, IF PUBLICLY DISCLOSED.

Investment Agreement

This Investment Agreement (this “Agreement”) is entered into between Social Entrepreneur 2 Investment Limited Partnership (the “LP”) and Re.Ra.Ku. Co. Ltd. (“Re.Ra.Ku.”) and Kouji Eguchi (“Eguchi”) with regard to the investment into Re.Ra.Ku. by LP set forth in Article 1 (the “Investment”) for the purpose to enhance Re.Ra.Ku.’s enterprise value and cooperate for the achievement of the initial public offering of Re.Ra.Ku.

Article 1 (Description of Investment)

Company’s Name	Re.Ra.Ku. Co. Ltd.
Number of Authorized Shares	20,000 shares
Class and Amount of Shares Subject to Issuance	100 shares of common stock
Issuing Price	JPY [****] per share
Amount of Contribution for Issued Shares	JPY [****]
Due Date for Contribution	May 10, 2016
Relevant Provision of Articles of Incorporation	Article 7 (Restriction on Transfer of Shares) Transferring any shares of the Company shall be subject to approval by the board of directors of the Company.

Article 2 (Representations and Warranties of Facts by Re.Ra.Ku. and Eguchi)

As a fundamental condition of the execution of this Agreement and the investment by the LP, each of Re.Ra.Ku. and Eguchi represents and warrants to the LP as truth the following facts:

(1) Re.Ra.Ku. has provided to the LP any documents requested by the LP prior to the execution of this Agreement, and all of those documents are the latest;

(2) Re.Ra.Ku. is a corporation legally incorporated under the laws of Japan and validly existing, and has full authority necessary to conduct the business. Re.Ra.Ku. has necessary capacity and authority to execute this Agreement and perform its responsibility, and no execution and performance violates the Articles of Incorporation of Re.Ra.Ku. or any other rules or contracts to which Re.Ra.Ku. is a party, and all processes necessary for license, permission, filing, etc., in connection with the execution or performance are completed and do not breach any conditions if such conditions are attached;

(3) as of the execution date of this Agreement, Re.Ra.Ku., Eguchi, or any interested persons, etc., shareholders or clients, etc. of the Re.Ra.Ku. or Eguchi are not an anti-social force or quasi-anti-social force (“Anti-Social Force, etc.”), are not in cooperation with or involved in keeping or operation of Anti-Social Force through a supply of money or the like to the Anti-Social Force, etc., or do not have any relations with the Anti-Social Force, etc. Additionally, Re.Ra.Ku. and Eguchi hereby affirm that neither Re.Ra.Ku. nor Eguchi will have any relationships with Anti-Social Forces, etc.; and

(4) representations and warranties made by Re.Ra.Ku. and Eguchi hereunder and documents and information provided by Re.Ra.Ku. and Eguchi for the execution of this Agreement are true and accurate and not missing any necessary facts the lack of which could mislead in all material respects.

Article 3 (Matters Subject to Prior Approval)

Re.Ra.Ku. shall obtain a prior approval in writing by the LP for the following matter:

(1) Filing of dissolution, bankruptcy, institution of corporate reorganization (kaisha kosei), the institution of civil rehabilitation (minji saisei), institution of corporate liquidation, institution of special liquidation (tokubetsu seisan) or any institution of other bankruptcy proceedings; and

(2) Issuance of stock at any price of less than the Issuing Price set forth in Article 1 (strike price in case of stock acquisition rights or bonds with stock acquisition rights).

Article 4 (Matters Subject to Prior Notification)

Re.Ra.Ku. shall notify the LP of facts, in case of matters under the following (1) through (9), prior to a resolution by the board of directors; in case of a matter under the following (10), promptly after any anticipation of the facts, in case of any hardship to anticipate, promptly after the event occurs:

(1) determination or change of anticipated timing of listing to any public stock market (the “IPO”), an anticipated market for the public offering, or underwriter company;

(2) issuance of stocks, stock acquisition rights, or bonds with stock acquisition rights;

(3) approval of transfer of stock;

(4) repurchase of stock by Re.Ra.Ku., elimination of treasury stock, decrease in paid-in capital, or any other change in paid-in capital (including decrease in statutory reserve);

(5) merger, share exchange, share transfer (kabushiki iten), transfer of business, assumption of business, company split (kaisha bunkatsu) or any consolidation of companies or any alliance by capital with third parties;

(6) sale of significant assets;

(7) substantial amount of loan, and substantial amount of repayment of loans;

(8) personnel changes affecting operation;

(9) amendment to the articles of incorporation and other matters for a special resolution at a meeting of shareholders; and

(10) any other matters that materially affect operation of Re.Ra.Ku.

Article 5 (Matters Subject to Report)

Re.Ra.Ku. shall report to the LP the following matters promptly:

(1) matters recorded in the corporate register (delivery of a copy certifying entire items of the corporate register after the completion of update of the record);

(2) monthly balance and monthly cash flow (delivery of trial balance and cash flow sheet);

(3) description of closing balance and tax return (delivery of balance sheet, profit/loss statement, form of tax return, and their supplemental notes);

(4) changes in constituents of shareholders (delivery of shareholders’ registry after the change);

(5) status of business performance, prospective business plan, and anything representing company’s present status (delivery of business plan, projection of profit/loss, and projection of working capital); and

(6) any other matters indicated by the LP.

Article 6 (Resignation or Departure of Directors)

1. Unless permitted by the LP beforehand, Eguchi shall not resign a director of Re.Ra.Ku. before the end of his term or refuse reappointment as a director of Re.Ra.Ku. at the end of his term.

2. Eguchi shall not, whether directly or indirectly, engage in any business competing with Re.Ra.Ku., by himself or through any third parties, during his term as a position of director, corporate auditor or employee of Re.Ra.Ku., and for two years after Eguchi is no longer at the position of director, corporate auditor or employee of Re.Ra.Ku. due to his own fault.

3. The preceding paragraph shall include, but not limited to, cases where Eguchi become an officer or employee of a company, legal entity, or partnership, etc., engaging in the same business as or competing with the one operated by Re.Ra.Ku. and other affiliates.

Article 7 (Investigation)

As it may be necessary, LP may investigate accounting books of Re.Ra.Ku. and other important documents at the head office or other offices of Re.Ra.Ku., and demand Re.Ra.Ku. to report the status of its business activity. In case Re.Ra.Ku. is requested to provide documents or books by the LP or report the status of its business activity, Re.Ra.Ku. shall respond in an immediate manner.

Article 8 (Suspension, withdrawal of capital contribution, purchase request of stock)

1. In the event that any of the following events occur, LP may suspend or withdraw carrying out the Investment or dispose of stocks that the LP acquired in the Investment by a means of purchase by Eguchi or other means:

(1) event where no IPO of Re.Ra.Ku.’s stocks happens when the LP finds it feasible in light of the financial conditions and business performance of Re.Ra.Ku.;

(2) event where Re.Ra.Ku. fails to obtain a prior approval, consult, or report set forth in Article 3, 4, or 5, or where any matters pre-approved, consulted, or reported are untrue;

(3) event where either of Re.Ra.Ku. or Eguchi materially breaches any of provisions hereof, and fails to cure the breach no later than 30 days after the breaching party receives a notice by the LP requesting that breaching party to cure; or

(4) in addition to the foregoing three items, event where Re.Ra.Ku. or Eguchi breaches this Agreement.

2. In addition to the foregoing paragraph, in the event that is considered as reasonable, including the case where any matter significantly affecting Re.Ra.Ku.’s operation occurs, the LP may suspend or withdraw carrying out the Investment or dispose of stocks that the LP acquired in the Investment by a means of purchase by Eguchi or other means.

3. Eguchi shall accept a demand to purchase stocks that is made by the LP to Eguchi pursuant to Paragraph 1; provided, however, that Eguchi may cause any third party designated by Eguchi to purchase stocks owned by the LP.

Article 9 (Purchase Price)

Any of the following prices that is determined by the LP shall be the purchase price acquired by Eguchi or the third party designated by Eguchi set forth in the foregoing article, except for cases permitted by the LP:

(1) price of the LP’s invested amount for the Investment (the “Invested Amount”) multiplied by 1.2;

(2) amount that is arrived after the calculation of the price of the Invested amount multiplied by a compounding interest at 3% per year;

(3) price determined by the LP based on the latest prices of Re.Ra.Ku.’s stock in issuing or selling its stocks;

(4) prices based on the Re.Ra.Ku.’s net book value per share;

(5) prices based on the comparable industry value as determined in the Basic Directive on Property Valuation of the National Tax Agency; or

(6) amount that is arrived by comparing stock prices of other similar companies in respect to the type of business, scale, and profit.

Article 10 (Right to Attend Meeting of Board of Directors)

1. If the LP requests, a person who is designated by the LP may attend a meeting of the board of directors of Re.Ra.Ku. and similar important management meetings as an observer, and may provide an opinion.

2. When Re.Ra.Ku. holds any meeting set forth in the foregoing paragraph, Re.Ra.Ku. shall give a notice to the person set forth in the foregoing paragraph by e-mail or telephone no later than one (1) week; provided, however, that Re.Ra.Ku. is allowed to call the meeting on an “as soon as possible” basis, if it is urgent.

Article 11 (Confidentiality)

LP shall maintain confidential any non-public information in connection with Re.Ra.Ku. that has been received pursuant to this Agreement, and shall not disclose to any third party without Re.Ra.Ku.’s prior consent or reasonable grounds; provided, however, that non-public information shall not include any information that was in the public domain at the time when the LP received the information, any information that became public without LP’s fault after the LP received the information, or any information that the LP lawfully received from any third party.

Article 12 (Expiry of this Agreement)

1. This Agreement shall end when any of the following events occurs:

(1) event where all the parties hereto reach an agreement whereby this Agreement will be terminated;

(2) event where the IPO of Re.Ra.Ku. is completed; or

(3) event where the LP has not become a shareholder or is no longer a shareholder.

2. The end of this Agreement shall be effective prospectively, and shall not affect any rights and obligations that arose out of this Agreement prior to the consummation hereof, except for cases otherwise set forth herein.

Article 13 (Consultation/Others)

1. If it is likely that any performance pursuant to each of the provisions hereof becomes difficult, Re.Ra.Ku. and Eguchi shall inform the LP of that fact promptly, and discuss and determine how to address it between Re.Ra.Ku. and Eguchi.

2. Any matters not stipulated in this Agreement and any doubts arising out of interpretation of this Agreement shall be discussed and determined by the LP, Re.Ra.Ku., and Eguchi.

IN WITNESS WHEREOF, the parties hereto have prepared this Agreement in triplicate, and each of the LP, Re.Ra.Ku., and Eguchi has held one copy.

May 10, 2016

LP:

HOMAT Hanzomon 4F, 1-12-12 Koujimachi, Chiyoda-ku, Tokyo

SocialEntreprenuer 2 Investment Limited Partnership

PE&HR Kabushiki Kaisha, General Partner

Ryojiro Yamamoto, Representative Director [Stamped Seal]

Re.Ra.Ku.:	Column Minami-Aoyama 4F, 7-1-5 Minami-Aoyama, Minato-ku, Tokyo Re.Ra.Ku. Co., Ltd. Kouji Eguchi, Representative Director [Stamped Seal]

Eguchi:	3-5-1-1504, Itabashi-ku, Tokyo Kouji Eguchi [Stamped Seal]